Exhibit 99.1

Zynga Inc. Announces Proposed Private Offering of $750 Million of Convertible Senior Notes

SAN FRANCISCO, Calif. -- (BUSINESS WIRE) – December 14, 2020 -- Zynga Inc. (Nasdaq: ZNGA), a global leader in interactive entertainment, today announced that it intends to offer, subject to market conditions and other factors, $750 million aggregate principal amount of convertible senior notes due 2026 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Zynga also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $112.5 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of Zynga and will accrue interest payable semiannually in arrears. The notes will be convertible into cash, shares of Zynga’s Class A common stock (“common stock”) or a combination of cash and shares of Zynga’s common stock, at Zynga’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Zynga intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. Zynga intends to use the remainder of the net proceeds for working capital and other general corporate purposes, which may include potential acquisitions, capital expenditures, the repayment of debt, and future transactions. However, it has not designated any specific uses and has no current agreements with respect to any material acquisition or strategic transaction.

In connection with the pricing of the notes, Zynga expects to enter into capped call transactions with respect to the notes with one or more of the initial purchasers of the notes and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to Zynga’s common stock upon any conversion of the notes and/or offset any cash payments Zynga is required to make in excess of the principal amount of converted notes, with such reduction and/or offset subject to a cap. If the initial purchasers of the notes exercise their option to purchase additional notes, Zynga expects to enter into additional capped call transactions with the option counterparties.

Zynga expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to Zynga’s common stock and/or purchase shares of Zynga’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Zynga’s common stock or the notes at that time.

In addition, Zynga expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Zynga’s common stock and/or purchasing or selling Zynga’s common stock or other securities of Zynga in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions, which are expected to occur on each trading day during the 25 trading day period beginning on the 26th scheduled trading date prior to the maturity date of the notes, or following any termination of any portion of the capped call transactions in connection with any repurchase, redemption or early conversion of the notes). This activity could also cause a decrease or prevent an increase in the market price of Zynga’s common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of such notes, this could affect the value of the consideration that a noteholder will receive upon conversion of such notes.

Neither the notes, nor any shares of Zynga’s common stock potentially issuable upon conversion of such notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

Investor Relations:

Rebecca Lau

Investors@zynga.com

Press:

Sarah Ross

comms@zynga.com